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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement of Jacor Communications, Inc. on Form S-3 of our report dated February 12, 1996, except for Note 14, as to which the date is March 13, 1996, on our audits of the consolidated financial statements of Jacor Communications, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the incorporation by reference of our report dated February 13, 1995 on our audits of the consolidated financial statements of Jacor Communications, Inc. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994. We also consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts."

                                          Coopers & Lybrand L.L.P.

Cincinnati, Ohio
March 22, 1996